Exhibit 4.2

Execution Version

THIRD AMENDING AGREEMENT DATED AS OF NOVEMBER 4, 2019

TO THE RESTATED CREDIT AGREEMENT DATED AS OF OCTOBER 5, 2017

AMONG

MAXAR TECHNOLOGIES INC.

as successor Borrower

– and –

MDA SYSTEMS HOLDINGS LTD.

as Cdn. Borrower

– and –

ROYAL BANK OF CANADA

as Administrative Agent

– and –

ROYAL BANK OF CANADA

as Collateral Agent

– and –

THE LENDERS FROM TIME TO TIME PARTY THERETO

as Lenders

THIRD AMENDING AGREEMENT

THIS AGREEMENT dated as of November 4, 2019.

BETWEEN:

MAXAR TECHNOLOGIES INC., a publicly-traded corporation organized under the laws of the State of Delaware (hereinafter referred to as the “Borrower”)

OF THE FIRST PART

‑ and ‑

MDA SYSTEMS HOLDINGS LTD., a corporation existing under the federal laws of Canada (hereinafter referred to as the “Cdn. Borrower”)

OF THE SECOND PART

‑ and ‑

ROYAL BANK OF CANADA, a Canadian chartered bank, in its capacity as administrative agent of the Lenders (hereinafter referred to as the “Administrative Agent”)

OF THE THIRD PART

‑ and ‑

EACH PERSON IDENTIFIED ON THE SIGNATURE PAGES HEREOF AS A “REVOLVING LENDER” (hereinafter collectively referred to as the “Revolving Lenders” and sometimes individually referred to as a “Revolving Lender”)

OF THE FOURTH PART

‑ and –

ROYAL BANK OF CANADA, a Canadian chartered bank, in its capacity as Cdn. Lender (hereinafter referred to as the “Cdn. Lender”)

OF THE FIFTH PART

WHEREAS the Borrower, the Cdn. Borrower, the Administrative Agent, the Revolving Lenders and the Cdn. Lender are certain of the parties to the Credit Agreement;

AND WHEREAS the Revolving Lenders and the Cdn. Lender have agreed to certain unconditional and conditional amendments on the terms and conditions set forth herein;

AND WHEREAS, pursuant to Section 2.1(9) of the Credit Agreement, the Borrower has elected to reallocate all of the Cdn. Facility Commitment to the Revolving Facility Commitment of the Lender that is also the Cdn. Lender;

NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

1.          INTERPRETATION

1.1        In this Agreement (including the recitals hereto), unless something in the subject matter or context is inconsistent therewith:

“Agreement” means this Third Amending Agreement;

“Amendment Effective Date” means the first date on which all of the conditions precedent set forth in Section 6.1 have been satisfied or waived by the Administrative Agent and all of the Revolving Lenders in accordance with Section 6.2;

“Amendment to Second Amending Agreement” means that certain Amending Agreement dated as of January 15, 2019 between the Borrower and the Administrative Agent;

“Conditional Amendments” means the amendments set forth in Section 4.1 of this Agreement;

“Covenant Relief Conditions” means the conditions set forth in Section 5.1 of this Agreement;

“Covenant Relief Period” means the period commencing on the Amendment Effective Date and ending on the Covenant Relief Termination Date;

“Covenant Relief Termination Date” means the earliest of (a) the date on which the Borrower notifies the Administrative Agent in writing that the Borrower has elected to terminate the Covenant Relief Period (which notice will be irrevocable), (b) the first date on which the Borrower or any Designated Subsidiary fails to comply with any of the Covenant Relief Conditions, (c) at the election of the Required Pro Rata Lenders (as notified by the Administrative Agent to the Borrower in writing), the occurrence of an event of default or change of control under the trust indenture governing the First Lien Notes; provided that the occurrence and continuance of a default under such trust indenture shall be deemed to be a Default for the purposes of Section 6.2(2) of the Credit Agreement, and (d) the Revolving Facility Maturity Date;

“Credit Agreement” means that certain Restated Credit Agreement dated as of October 5, 2017, among Macdonald, Dettwiler and Associates Ltd. (as predecessor to the Borrower), the Agents and the Lenders, as amended by the First Amending Agreement and the Second Amending Agreement;

“First Amending Agreement” means that certain First Amending Agreement dated as of December 21, 2018 between Maxar Technologies Ltd. (as predecessor to the Borrower) and the Administrative Agent;

“First Lien Notes” means secured first lien notes issued by the Borrower which satisfy all of the following criteria:

(a)         the aggregate gross cash proceeds received by the Borrower from the issuance of such notes is a minimum of US$1,250,000,000; provided that (i) such minimum proceeds may be reduced with the prior consent of the Required Revolving Lenders and (ii) such minimum proceeds may, at the Borrower’s option, be reduced on a dollar for dollar basis by the actual or estimated Net Cash Proceeds from any disposition of assets in connection with a sale-lease back transaction which is not prohibited by the Credit Agreement which constitutes, or upon closing will constitute, an Asset Sale Prepayment Event (within the meaning of Section 3.1(a) of the Second Amending Agreement as amended) and either (A) are paid to the Borrower or a Subsidiary of the Borrower between October 31, 2019 and the Amendment Effective Date or (B) subject only to customary closing conditions, are projected to be payable to the Borrower or a Subsidiary of the Borrower upon the closing of a binding sale agreement which is entered into between October 31, 2019 and the Amendment Effective Date (any such transaction, a “Contracted Asset Sale”) (and, in the case of (B) above, such Person shall be obligated to use all commercially reasonable efforts to close any such Asset Sale or other applicable disposition which has not closed before the Amendment Effective Date); and provided further that in no event shall such minimum proceeds be reduced to less than US$950,000,000 as a consequence of any reduction pursuant to (i) and/or (ii) above;

(b)         the maturity date of such notes is not earlier than the date falling four years after the Amendment Effective Date;

(c)         such notes qualify as Refinancing Notes (up to the aggregate principal amount of US$1,250,000,000), Permitted Other Indebtedness and First Lien Obligations; and

(d)         the covenants and events of default applicable to the MDA Parties in the trust indenture governing such notes are usual and customary for first lien high yield note financings in the United States with issuers having similar creditworthiness to the Borrower and none of such material covenants and events of default are materially more restrictive than the covenants and the Events of Default applicable to the MDA Parties in the Credit Agreement; provided that all of the above conditions in this clause (d) will be deemed to be satisfied with respect to any particular covenant in such trust indenture if either (i) the Covenant Relief Conditions are amended to include such covenant or (ii) the Administrative Agent agrees to waive or defer such amendment because the Administrative Agent, acting reasonably, determines that the credit requirement which is being addressed by such covenant either (A) is not applicable under the Credit Agreement or (B) is otherwise already addressed in a satisfactory manner by the existing covenants under the Credit Agreement;

“Residual Refinancing Notes Proceeds” means the aggregate principal amount of the First Lien Notes less (i) transaction fees, costs and expenses incurred and payable by the Borrower in connection with the issuance of the First Lien Notes (including any “original issue discount”) and the negotiation, execution and delivery of this Agreement and the completion of the transaction contemplated herein, and (ii) the aggregate principal amount of the Term A Loans and all accrued and unpaid interest thereon;

“Second Amending Agreement” means that certain Second Amending Agreement dated as of December 21, 2018 among Maxar Technologies Ltd. (as predecessor to the Borrower), the Administrative Agent and the Pro Rata Lenders party thereto, as amended by the Amendment to Second Amending Agreement; and

“Sharing Provisions” means sharing provisions which are equivalent to the sharing provisions in Section 2.3(1)(a) of the Credit Agreement (for clarity, as determined without giving effect to the Second Amending Agreement as amended) and which are intended to permit the Borrower to use a rateable portion of the Net Cash Proceeds from an Asset Sale Prepayment Event (within the meaning of Section 3.1(a) of the Second Amending Agreement as amended) which is not an Asset Sale Prepayment Event (as defined in the Credit Agreement) to prepay or repurchase a rateable portion of Permitted Other Indebtedness; provided that, for clarity, these sharing provisions will only apply to any remaining portion of the applicable Net Cash Proceeds which is required to be applied to prepay the Term B Loans.

1.2        Capitalized terms used herein without express definition shall have the same meanings herein as are ascribed thereto in the Credit Agreement.

1.3        The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreements supplemental hereto. Unless expressly indicated otherwise, all references to “Section” or “Sections” are intended to refer to a Section or Sections of the Credit Agreement.

2.          REALLOCATION OF CDN. FACILITY COMMITMENT

2.1        Pursuant to Section 2.1(9) of the Credit Agreement, the Cdn. Borrower hereby decreases the Cdn. Facility Commitment of the Cdn. Lender to $0, and Borrower agrees to make a corresponding increase of US$100,000,000 to the Revolving Facility Commitment of Royal Bank of Canada.

2.2        Each of the Borrower, the Cdn. Borrower, the Cdn. Lender and the Administrative Agent agrees that the Amendment Effective Date shall be the Reallocation Effective Date (and any requirement for prior notice of such reallocation is hereby waived); provided that for all purposes of this Agreement, this reallocation shall be deemed to occur immediately prior to the partial cancellation of the Revolving Facility Commitments contemplated by Section 6.1(f) of this Agreement.

3.          UNCONDITIONAL AMENDMENTS

3.1        The definition of “Capital Lease Obligations” in Section 1.1 of the Credit Agreement is amended by adding the following new sentence at the end thereof:

“Notwithstanding the foregoing or anything else to the contrary in this Agreement, any real property lease resulting from a sale-lease back transaction shall be accounted for as a Capital Lease (regardless of its treatment under GAAP) for all purposes of calculating: (i) the Applicable Margin with respect to the Revolving Facility and the Cdn. Facility only, (ii) the Borrower’s compliance with the Financial Covenants (and the Compliance Certificate shall provide reasonable particulars of all adjustments made to reflect the foregoing) and (iii) the amount of Debt incurred under Section 3.1(d) of the Second Amending Agreement.”

3.2         A new definition of “Third Amendment Effective Date” is inserted into Section 1.1 of the Credit Agreement in proper alphabetical order, as follows:

““Third Amendment Effective Date” means the date on which the Third Amending Agreement in respect of the Credit Agreement becomes effective.”

3.3        The definition of “Revolving Facility Maturity Date” in Section 1.1 of the Credit Agreement is amended by deleting the reference to “October 5, 2021” and replacing it with a reference to “the date falling four years after the Third Amendment Effective Date”.

3.4        The definition of “US Lending Office” in Section 1.1 of the Credit Agreement is amended by inserting the phrase “(or any other country in the case of a Revolving Lender)” immediately after the second reference to “United States of America”.

3.5        Section 2.1(2) of the Credit Agreement is amended by inserting the following proviso at the end thereof:

“; provided that during the Covenant Relief Period, without the prior written consent of the Required Pro Rata Lenders, the Borrower shall not, and shall ensure that each Subsidiary shall not, use the proceeds of any Borrowing to accumulate cash or cash equivalents in one or more accounts maintained by the Borrower or any of its Subsidiaries in an amount, in the aggregate, greater than US$75,000,000, but excluding therefrom the amounts accumulated therein for a specified business purpose (other than simply accumulating a cash reserve).”

3.6        Section 2.1(8)(a) of the Credit Agreement is amended by inserting the phrase “(or any other country in the case of a Revolving Lender)” immediately after the reference to “United States of America”.

3.7        Section 6.2 of the Credit Agreement is amended by inserting the following phrase at the end of Section 6.2(2):

“and also certifying that the use of proceeds of the requested Borrowing will comply with Section 2.1(2).”

3.8        Section 10.2(11)(b) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(b)        the Interest Coverage Ratio to be less than 2.00:1.00 as at the end of each Financial Quarter,”.

3.9        Schedule 1 to the Credit Agreement (with respect to the Revolving Facility and the Cdn. Facility only) is deleted in its entirety and replaced with the form of Schedule 1 set out in Exhibit A to this Agreement. In order to give effect to the changes in the Revolving Facility Commitments and the Cdn. Facility Commitment provided for herein from the comparable amounts provided for in the Credit Agreement, the Principal Outstanding under the Revolving Facility shall be adjusted by the Administrative Agent in accordance with its normal practices as follows:

(a)         on the Amendment Effective Date, the Principal Outstanding under the Revolving Facility shall be adjusted to ensure that, to the extent practicable, each Revolving Lender is owed its amended pro rata share of the Principal Outstanding under the Revolving Facility and all Borrowings made on or after the Amendment Effective Date shall be made on the basis of such amended pro rata share of each Revolving Lender; and

(b)         each of the Revolving Lenders agrees and hereby authorizes the Administrative Agent, on its behalf, to take such steps and actions and execute all such documents and instruments as the Administrative Agent deems necessary to give effect to this Section 3.9.

4.          CONDITIONAL AMENDMENTS

4.1        During the Covenant Relief Period, the following amendments shall apply:

(a)         the amendment in Section 2.1(a) of the Second Amending Agreement shall continue to apply;

(b)         Section 1.1 of the Credit Agreement is amended by adding the following definition in proper alphabetical order:

““Business Disposition” means the disposition or series of dispositions related to the same transaction by the Borrower or any Subsidiary of the Borrower of a business or a line of business for an aggregate amount in excess of US$500,000,000.”;

(c)         Section 10.2(11)(a) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(a)        the Consolidated Debt Leverage Ratio to exceed (i) 7.25:1.00 as at the end of the Financial Quarter ending on each of September 30, 2019 and December 31, 2019, (ii) 7.50:1.00 as at the end of the Financial Quarter ending on March 31, 2020, (iii) 7.75:1.00 as at the end of each Financial Quarter ending on or after June 30, 2020 and up to and including September 30, 2021, (iv) 7.50:1.00 as at the end of each Financial Quarter ending on or after December 31, 2021 and up to and including September 30, 2022, (v) 6.50:1.00 as at the end of each

Financial Quarter ending on December 31, 2022 and March 31, 2023, and (vi) 5.75:1.00 as at the end of each Financial Quarter ending on June 30, 2023 and September 30, 2023; provided that commencing with the Financial Quarter immediately following the closing of the first Business Disposition which exceeds the threshold referred to therein, each such ratio for all subsequent Financial Quarters shall be automatically reduced by 0.25:1.00; or”;

(d)         Section 10.2(11) of the Credit Agreement is amended by deleting all of the wording immediately after the reference to “annual calculations” in the final paragraph thereof; and

(e)         the table set forth in Schedule 8 of the Credit Agreement is deleted in its entirety and replaced with the following:

Level	Consolidated Debt Leverage Ratio	BA Stamping Fee, CDOR Rate, Adjusted LIBOR Margin and L/C Fee	Canadian Prime and ABR Loan Margin	Standby Fees
I	< 1.5	120	20	24
II	> 1.5 < 2.0	145	45	29
III	> 2.0 < 2.5	170	70	34
IV	> 2.5 <3.0	200	100	40
V	>3.0 <3.5	225	125	45
VI	>3.5 ≤4.0	275	175	55
VII	>4.0 ≤ 5.0	350	250	70
VIII	>5.0	425	325	85

4.2        On the Covenant Relief Termination Date, all of the Conditional Amendments shall immediately terminate and cease to have any further force or effect and at all times thereafter the Credit Agreement shall be construed as if the Conditional Amendments had never been made; provided that:

(a)         subject to clause (b) below, any actions or circumstances relating to the MDA Parties that occurred during the Covenant Relief Period and were expressly permitted by the Conditional Amendments shall be deemed to have occurred in compliance with the Credit Agreement notwithstanding the termination of the Conditional Amendments; and

(b)         the Financial Covenants shall be immediately re-tested effective as of the most recent testing date preceding the Covenant Relief Termination Date and, for such purposes, shall be re-tested as if the Conditional Amendment had never been made.

5.          COVENANT RELIEF CONDITIONS

5.1        The following are the Covenant Relief Conditions that the Borrower has agreed to voluntarily comply with during the Covenant Relief Period:

(a)         notwithstanding Section 10.2(6) of the Credit Agreement, the Borrower shall not, and shall not permit any other MDA Party, to consummate an Asset Sale in excess of US$100,000,000 unless, immediately after giving pro forma effect to such Asset Sale and the repayment of Debt in accordance therewith, the Borrower shall be in pro forma compliance with the Financial Covenants;

(b)         notwithstanding Section 10.2(9) of the Credit Agreement, the Borrower shall not, and shall not permit any other MDA Party to, make Investments pursuant to clauses (a) and/or (p) of the definition of Permitted Investments in an aggregate amount in excess of US$350,000,000;

(c)         the Borrower shall not make any amendments to the indenture governing the First Lien Notes (as defined in the Third Amending Agreement dated as of November 4, 2019 among the Borrower, the Cdn. Borrower, the Administrative Agent, the Revolving Lenders and the Cdn. Lender (the “Third Amending Agreement”)) if such amendment(s) would result in such notes ceasing to satisfy any of the criteria specified in clause (b) or (d) of the definition of First Lien Notes (as defined in the Third Amending Agreement); and

(d)         the Borrower shall comply with all of the Covenant Relief Conditions (as defined in the Second Amending Agreement as amended); provided that:

(i)          Section 3.1(a) of the Second Amending Agreement is deleted in its entirety and replaced with the following:

"(a)        in addition to any mandatory prepayment that is required by Section 2.3(1)(a) of the Credit Agreement (and without duplication of any such mandatory prepayment; provided that if an Asset Sale Prepayment Event will require a prepayment under both Section 2.3(1)(a) of the Credit Agreement and this Section 3.1(a), the provisions of Section 2.3(1)(a) of the Credit Agreement will have priority to the extent of such overlap), within ten Business Days after the occurrence of any Asset Sale Prepayment Event (as described below) or the end of the re-investment period referred to below, as applicable, the Borrower shall use 100% of the Net Cash Proceeds from such Asset Sale Prepayment Event to make the following prepayments under Section 2.4(2) of the Credit Agreement in the following order of priority: (i) firstly, an optional permanent prepayment of the Term A-1 Loans until repaid in full, (ii) secondly, an optional permanent prepayment of the Term A-2 Loans until repaid in full, (iii) thirdly, an optional non-permanent repayment of the Revolving Facility Loans until repaid in full and (iv) fourthly, subject to the Sharing Provisions (as defined in the Third Amending Agreement), an optional permanent prepayment of the Term B Loans until repaid in full; provided that (A) such prepayments under clause (iv) of this Section 3.1(a) shall be limited to the residual Net Cash Proceeds from such Asset Sale Prepayment Event which have not been re-invested into the active businesses of the MDA Parties within 365 days after such Asset Sale Prepayment Event, (B) such prepayments under clause (iv) of this Section 3.1(a) shall not be required in connection with a Contracted Asset Sale to the extent that the proceeds from such Contracted Asset Sale are utilized to redeem First Lien Notes at par by December 31, 2019 in an aggregate principal amount not to exceed US$300,000,000 less the aggregate amount of any reduction of the minimum proceeds of First Lien Notes effected pursuant to clause (a) of the definition thereof and (C) for the purposes of this Section 3.1(a), the definition of "Asset Sale Prepayment Event" shall be deemed to read as follows:

“Asset Sale Prepayment Event” means (x) any Asset Sale and/or (y) any disposition of assets contemplated by paragraph (j), (to the extent outside of the ordinary course of business) (m), or (n) of the definition of “Permitted Disposition”; provided that the Borrower shall not be obligated to make any prepayment to the extent the Fair Market Value of the assets disposed of does not exceed (i) US$10,000,000 in the case of any single disposition or series of related dispositions or (ii) US$50,000,000 on a cumulative basis for all dispositions made after the Amendment Effective Date (excluding, in the case of this clause (ii), any disposition where the Fair Market Value of the assets disposed of is less than US$1,000,000); provided further that to the extent the Net Cash Proceeds of any Asset Sale or other applicable disposition are used to voluntarily prepay Term A Loans, Revolving Facility Loans and/or Term B Loans pursuant to Section 2.4(2) of the Credit Agreement (and to the extent that such voluntary prepayment is consistent with the priority of prepayment provisions in Section 3.1(a) of the Second Amending Agreement as amended), the Fair Market Value of such Asset Sale or other applicable disposition shall not be counted against the foregoing limitations.”; and

(ii)         the reference to the Amendment Effective Date in Section 3.1(b) of the Second Amending Agreement shall be construed as a reference to the Amendment Effective Date as defined in this Agreement.

5.2        The Borrower shall promptly notify the Administrative Agent in writing if (a) the Borrower or any Designated Subsidiary fails to comply with any of the Covenant Relief Conditions during the Covenant Relief Period or (b) the trust indenture governing the First Lien Notes is amended or a default or event of default occurs thereunder.

6.          CONDITIONS PRECEDENT TO EFFECTIVENESS

6.1        Subject to the proviso in Section 2.2 of this Agreement and to Section 6.3 of this Agreement, this Agreement shall only become effective upon satisfaction or waiver of the following conditions precedent (which must be satisfied or waived on or before December 31, 2019 or such later date as may be agreed to by all of the Revolving Lenders):

(a)         the receipt by the Administrative Agent of a copy of this Agreement, executed by (i) the Borrower, (ii) the Cdn. Borrower, (iii) the Administrative Agent, (iv) each of the Revolving Lenders and (v) the Cdn. Lender;

(b)         the receipt by the Administrative Agent of a confirmation of guarantees executed by each of the Guarantors and one or more amendments and/or restatements of the Security Documents executed by the Borrower, the applicable Guarantors and the Agents, as applicable, each in a form satisfactory to the Administrative Agent (acting reasonably);

(c)         the receipt by the Administrative Agent of a copy of the First Lien Intercreditor Agreement executed by the trustee for the First Lien Notes and the other parties thereto;

(d)         the issuance of the First Lien Notes and the receipt by the Borrower of all net cash proceeds from such issuance;

(e)         the prepayment by the Borrower of all Term A Loans and all accrued and unpaid interest thereon (and any requirement for prior notice of such prepayment is hereby waived);

(f)          the partial cancellation of the Total Revolving Facility Commitments to reduce same from an aggregate of US$1,250,000,000 to an aggregate of US$500,000,000 (as more particularly shown in Exhibit A to this Agreement) and the repayment of the Revolving Facility Loans by an amount equal to the lesser of (i) the aggregate principal amount of the Revolving Facility Loans (subject to the proviso in Section 11.5(1)(a) of the Credit Agreement) and (ii) the Residual Refinancing Notes Proceeds (and any requirement for prior notice of such prepayment is hereby waived);

(g)         on the Amendment Effective Date, and after giving pro forma effect to all transactions (including, without limitation, the receipt by the Borrower of the net proceeds from the issuance of the First Lien Notes) to be completed by the MDA Parties on or prior to such date, the undrawn availability under the Revolving Facility is not less than US$200,000,000, unless otherwise agreed to by Revolving Lenders having not less than 75% of all of the Revolving Facility Commitments;

(h)         the payment by the Borrower of all fees previously agreed in writing by the Borrower to be payable to the Revolving Lenders on the Amendment Effective Date, including an upfront fee of 37.5 bps of the Total Revolving Facility Commitments (after giving effect to the partial cancellation contemplated in Section 6.1(f) above) for the account of the Revolving Lenders;

(i)          the receipt by the Administrative Agents of satisfactory legal opinions regarding the MDA Parties and the MDA Pledgors including supporting resolutions and certificates; and

(j)          the receipt by the Administrative Agent of a bringdown certificate of the Borrower which confirms that all representations and warranties set forth in Article 7 of the Credit Agreement (except those expressed to be made as of any specific date) are true and accurate in all material respects on the date hereof and on the Amendment Effective Date.

6.2        All conditions precedent in Section 6.1 of this Agreement are solely for the benefit of the Administrative Agent and the Revolving Lenders, and no other Person shall have standing to require satisfaction or fulfilment of any condition precedent or that it be otherwise met and no other Person shall be deemed to be a beneficiary of any such condition, any and all of which may be freely waived in whole or in part by the Administrative Agent and all of the Revolving Lenders at any time the Administrative Agent and all of the Revolving Lenders deem it advisable to do so in their sole discretion.

6.3        Notwithstanding anything in this Agreement to the contrary, Sections 3.1, 3.4, 3.6 and 5.1(d)(i) of this Agreement shall become effective immediately upon satisfaction of the condition precedent in Section 6.1(a) of this Agreement; provided that, for the purposes of this Section 6.3 only, instead of all of the Revolving Lenders this Agreement is only required to be executed by the Required Pro Rata Lenders.

7.          REPRESENTATIONS AND WARRANTIES

7.1        On the date hereof and on the Amendment Effective Date, the Borrower represents and warrants to the Agents, the Revolving Lenders and the Cdn. Lender that all representations and warranties set forth in Article 7 of the Credit Agreement (except those expressed to be made as of any specific date) are true and accurate in all material respects on the date hereof and on the Amendment Effective Date, as applicable; provided that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein).

7.2        The representations and warranties in Section 7.1 of this Agreement shall survive the execution and delivery of this Agreement, notwithstanding any investigations or examinations which may be made by or on behalf of the Administrative Agent, the Revolving Lenders and the Cdn. Lender. Such representations and warranties shall survive until the Credit Agreement has been terminated.

8.          CONFIRMATION OF CREDIT AGREEMENT AND OTHER DOCUMENTS

The Credit Agreement and all covenants, terms and provisions thereof shall, subject to the provisions of this Agreement, be and continue to be in full force and effect.

9.          ACKNOWLEDGEMENT REGARDING SUPPORTED QFCs

To the extent that the Credit Facilty Documents provide support, through a guarantee or otherwise, for any Hedging Instrument or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the

Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

9.1        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Facility Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Facility Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

9.2        As used in this Section 9, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a)         a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)         a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.        MISCELLANEOUS

10.1      This Agreement shall be governed by and construed in accordance with the Laws of the State of New York and the Laws of the United States of America applicable therein.

10.2      The parties hereto shall from time to time do all such further acts and things and execute and deliver all such documents as are required in order to effect the full intent of and fully perform and carry out the terms of this Agreement.

10.3      This Agreement may be executed in any number of counterparts, including by way of facsimile or PDF, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

10.4      This Agreement shall constitute a Credit Facility Document for the purposes of the Credit Agreement.

10.5      Each Revolving Lender that is also a Term A Lender acknowledges and agrees that the terms of this Agreement shall be deemed to have been consented to by it in its capacity as a Term A Lender.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

MAXAR TECHNOLOGIES INC., as Borrower

By:	/s/ Randall H. Lynch
	Name:	Randall H. Lynch
	Title:	SVP, Finance

By:	/s/Sarabeth Ongun
	Name:	Sarabeth Ongun
	Title:	Assistant Treasurer

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

MDA SYSTEMS HOLDINGS LTD., as Cdn. Borrower

By:	/s/ Randall H. Lynch
	Name:	Randall H. Lynch
	Title:	President, Treasurer

By:	/s/ Sarabeth Ongun
	Name:	Sarabeth Ongun
	Title:	Assistant Treasurer

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Helena Sadowski
	Name:	Helena Sadowski
	Title:	Manager, Agency

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

ROYAL BANK OF CANADA, as Revolving Lender

By:	/s/ Tim VandeGriend
	Name:	Tim VandeGriend
	Title:	Authorized Signatory

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

BANK OF AMERICA, N.A., as Revolving Lender

By:	/s/ Mukesh Singh
	Name:	Mukesh Singh
	Title:	Director

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

BANK OF MONTREAL, CHICAGO BRANCH, as Revolving Lender

By:	/s/ Brian L. Banke
	Name:	Brian L. Banke
	Title:	Managing Director

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as Revolving Lender

By:	/s/ Dominic Sorresso
	Name:	Dominic Sorresso
	Title:	Authorized Signatory

By:	/s/ Melissa Brown
	Name:	Melissa Brown
	Title:	Authorized Signatory

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

WELLS FARGO BANK, N.A., as Revolving Lender

By:	/s/ Tracie Plummer
	Name:	Tracie Plummer
	Title:	Director

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

HSBC BANK USA, N.A., as Revolving Lender

By:	/s/ Rino Falsone
	Name:	Rino Falsone
	Title:	Vice President

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

THE BANK OF NOVA SCOTIA, as Revolving Lender

By:	/s/ Terry Donovan
	Name:	Terry Donovan
	Title:	Managing Director

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Revolving Lender

By:	/s/ Maria Macchiaroli
	Name:	Maria Macchiaroli
	Title:	Authorized Signatory

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

NATIONAL BANK OF CANADA, as Revolving Lender

By:	/s/ David Sellitto
	Name:	David Sellitto
	Title:	Director

By:	/s/ David Torrey
	Name:	David Torrey
	Title:	Managing Director

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

MUFG BANK, LTD. (f.k.a. THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Revolving Lender

By:	/s/ Matthew Antioco
	Name:	Matthew Antioco
	Title:	Director

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

/
MIZUHO BANK, LTD., as Revolving Lender

	By:	/s/ Carmen Angelescu
		Name:	Carmen Angelescu
		Title:	Director

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

/
ING CAPITAL LLC, as Revolving Lender

	By:	/s/ Pim Rothweiler
		Name:	Pim Rothweiler
		Title:	Managing Director

	By:	/s/ Sowsee Gudimetla
		Name:	Sowsee Gudimetla
		Title:	Vice President

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

SUMITOMO MITSUI BANKING CORPORATION, as Revolving Lender

By:	/s/ Michael Maguire
	Name:	Michael Maguire
	Title:	Executive Director

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

UNITED OVERSEAS BANK LTD., LOS ANGELES AGENCY, as Revolving Lender

By:	/s/ Eriberto de Guzman
	Name:	Eriberto de Guzman
	Title:	Managing Director

This page is attached to and forms part of the Third Amending Agreement in respect of the Restated Credit Agreement dated of October 5, 2017, among Maxar Technologies Inc., as successor Borrower, each of the Lenders, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

EXHIBIT A

SCHEDULE 1

LENDERS AND COMMITMENTS

Institution	Revolving Facility Commitment (US$MM)	Cdn. Facility Commitment (US$MM)
ROYAL BANK OF CANADA	48.00	-
BANK OF AMERICA, N.A.,	48.00	-
BANK OF MONTREAL, CHICAGO BRANCH	46.00	-
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH	46.00	-
WELLS FARGO BANK, N.A.	46.00	-
HSBC BANK USA, N.A.	36.00	-
THE BANK OF NOVA SCOTIA	36.00	-
THE TORONTO-DOMINION BANK, NEW YORK BRANCH	36.00	-
NATIONAL BANK OF CANADA	36.00	-
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	26.00	-
MIZUHO BANK, LTD.	26.00	-
ING CAPITAL LLC	26.00	-
SUMITOMO MITSUI BANKING CORPORATION	26.00	-
UNITED OVERSEAS BANK LTD., LOS ANGELES AGENCY	18.00	-
Total	US$500.00	US$0